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                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated December 19, 2002, relating to the financial statements and financial highlights which appear in the October 31, 2002 Annual Reports to Shareholders of JPMorgan Tax Aware Enhanced Income Fund, JPMorgan Tax Aware U.S. Equity Fund, JPMorgan Tax Aware Disciplined Equity Fund, JPMorgan Tax Aware Small Company Opportunities Fund, JPMorgan Market Neutral Fund, JPMorgan Global 50 Fund and JPMorgan Global Healthcare Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights," "Independent Accountants," and "Financial Statements" in such Registration Statement.


PricewaterhouseCoopers LLP

New York, New York
February 28, 2003